EXHIBIT 10
                                                               ----------


                     CHANGE OF CONTROL LETTER AGREEMENT

   Dear:

   The Board of Directors of Community Bank-Wheaton/Glen Ellyn (the "Bank," which reference shall include Community Financial Shares, Inc. ("CFS"), the holding company of the Bank, has determined that it is advisable and in the best interests of the Bank, CFS and its stockholders, to provide reasonable assurance to certain key employees that, upon a change of control of the Bank or of CFS, appropriate severance arrangements are in place in the event of the involuntary termination of your employment, other than for good cause as specified below.

        The following is proposed as an inducement to you to remain in the employ of the Bank and to dedicate your efforts to its best interests:

        SECTION 1. If, at any time within eighteen (18) months following the "change of control" of the Bank or CFS, either: (i) your employment is terminated by reason of your disability, death or retirement pursuant to any retirement plan or policy of the Bank of general application to key employees; (ii) the essential elements of your position, in terms of duties and authority are materially reduced without good cause, each without your voluntary consent; (iii) there is a material reduction in your aggregate compensation, not related to or resulting from documented, diminished performance; or (iv) you are required to regularly perform services at a location which is greater than fifty (50) miles from your principal office at the time of the change of control, you will then be entitled to the benefits ("Severance Benefits") as set forth herein.

        SECTION 2.     Upon the occurrence of the event described in
                       Section 1 (i) above, or upon the occurrence of any of the other events in Section 1 which results in your termination, then:

        2.1 The Bank will pay to you in an immediate lump-sum cash payment an amount equal to Nine (9) months of your current annual salary, exclusive of periodic bonus compensation, plus any unused earned vacation time; plus

        2.2 Medical and life insurance coverage provided to you and your family by the Bank, at its cost, until the earlier of: (i) you waive coverage by giving written notice of waiver to the Bank; (ii) nine (9) months elapse from the effective date of your termination; or (iii) you become a participant in group insurance benefit programs of a new employer. If coverage is not permitted under applicable policy terms, the Bank will provide equivalent benefits. Upon termination of this







   Community Bank
   Change of Control Letter
   Page 2

             benefit in accordance with the terms hereof, you shall be entitled to exercise the policy options normally available to the Bank's employees upon termination of employment.

        SECTION 3. For purposes of this Agreement, "change of control" shall be deemed to have taken place if, subsequent to the date hereof:

        3.1 a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (as in effect on the date hereof), becomes the beneficial owner of shares of the CFS having greater than Fifty Percent (50%) or more of the total number of votes that may be cast for the election of directors of CFS, including for this purpose any shares beneficially owned by such third person or group as of the date hereof; or,

        3.2 as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

        3.3 In the event of any reorganization involving CFS or the Bank in a transaction initiated by the Bank in which the stockholders of CFS immediately prior to such reorganization become the stockholders of a successor or ultimate parent corporation of CFS resulting from such reorganization and the persons who were directors of the Bank immediately prior to such reorganization constitute a majority of the Board of Directors of such successor or ultimate parent, no "change of control" shall be deemed to have taken place solely by reason of such reorganization, notwithstanding the fact that the Bank may have become the wholly-owned subsidiary of another corporation in such reorganization and the Board of Directors thereof may have been reconstituted, and thereafter the term "Bank" for the purposes of this paragraph shall refer to such successor or ultimate parent corporation.

        SECTION 4. Any payment not made when due in accordance with this Agreement shall thereafter bear interest at the prime lending rate from time to time in effect by the Bank.

        SECTION 5.  This Agreement may not be assigned by the Bank except
        (i) to CFS; or (ii) in connection with a merger involving the Bank or CFS or a sale of substantially all of its assets, and the obligations of the Bank provided for in this Agreement shall be







   Community Bank
   Change of Control Letter
   Page 3

        the binding legal obligations of any successor to the Bank by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by you during your life, and upon your death will be binding upon and inure to the benefit of your heirs, legatees and the legal representatives of your estate.

        SECTION 6. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you, approved by the Board of Directors and signed by an appropriate officer of the Bank empowered to sign the same by the Board of Directors of the Bank. No waiver by either party at any time of any breach by the other party or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement.

        SECTION 7. This Agreement does not constitute a contract for the continued employment of you by the Bank. Subject only to those rights of yours that are specified herein following a change of control, the Bank reserves all of its rights to modify your compensation and other terms of your employment and to terminate your employment to the same extent as before the execution of this Agreement.

        SECTION 8. The Bank shall pay your out-of-pocket expenses, including attorney's fees, in connection with any judicial proceeding to enforce this Agreement or to construe or determine the validity of this Agreement or otherwise in connection herewith unless the Bank prevails in such litigation.


   Very truly yours,

        Community Bank-Wheaton/Glen Ellyn

        By:  ______________________________________
             Chairman, Compensation Committee
             Member, Executive Committee

   Accepted and agreed to this
   ______ Day of_______ 2002


   _______________________________
   Donald H. Fischer